Contact:	John D. Liu,
Chief Financial Officer
Greenhill & Co., Inc.
(212) 389-1800

For Immediate Release

GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER SHARE
OF $0.27

NEW YORK, July 21, 2004 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $34.9 million and pro forma net income of $7.8 million for the quarter ended June 30, 2004. Pro forma diluted earnings per share were $0.27 per share for the quarter ended June 30, 2004.

The Firm’s second quarter revenues compare with revenues of $37.8 million for the second quarter of 2003, which represents a decrease of $2.9 million or 8%. On a year-to-date basis, revenue through June 30, 2004 was $64.4 million, compared to $54.6 million for the comparable period in 2003, representing an increase of $9.8 million or 18%.

The Firm’s quarterly revenues can fluctuate materially depending on the number and size of completed transactions on which it advised, as well as other factors. Accordingly, the revenues in any particular quarter may not be indicative of future results.

For the second quarter actual net income was $7.8 million and earnings per share were $0.27. Although actual and pro forma second quarter net income and earnings per share were similar this quarter, we believe that the pro forma results more accurately depict our results as a public company and will provide the most meaningful basis for comparison among present, historical and future periods. Prior to our initial public offering we operated as a limited liability company and our earnings did not fully reflect either the compensation expense we expect to pay our managing directors or the taxes that we expect to pay as a corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. Our pro forma results increase compensation expense and tax expense to amounts we expect to pay as a public corporation and eliminate the minority interest.

The Firm’s second quarter pro forma net income compares with pro forma net income of $9.4 million in the second quarter of 2003, which represented a decrease of $1.6 million or 17%. On a year-to-date basis, pro forma net income was $14.3 million through June 30, 2004, compared to pro forma net income of $12.4 million for the comparable period in 2003, which represents an increase of $1.9 million or 15%. The Firm had net income of $7.8 million and $17.4 million in the second quarters of 2004 and 2003, respectively.

The Firm had net income of $18.3 million and $23.0 million for the six months ended June 30, 2004 and 2003, respectively.

“We are pleased with our financial results, and our confidence in our business model has grown following the completion of our initial public offering. The IPO has raised our visibility to prospective clients as well as enhanced our ability to attract new talent,” Robert F. Greenhill, Chairman and CEO, said.

Revenues
Revenues By Source

The following provides a breakdown of total revenues by source for the three-month and six-month periods ended June 30, 2004 and June 30, 2003, respectively:

Revenue by Principal Source of Revenue
(unaudited)
 (in millions)

	Three Months Ended				Six Months Ended

	6/30/04		6/30/03		6/30/04		6/30/03

	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Financial Advisory	$27.8	80%	$36.4	96%	$53.3	83%	$52.0	95%
Merchant Banking & Interest Income	7.1	20%	1.4	4%	11.1	17%	2.6	5%

Total Revenue	$34.9	100%	$37.8	100%	$64.4	100%	$54.6	100%

Financial Advisory Revenues

Financial Advisory Revenues were $27.8 million in the second quarter of 2004 compared to $36.4 million in the second quarter of 2003, which represents a decrease of 24%. For the six months ended June 30, 2004, Financial Advisory Revenues were $53.3 million compared to $52.0 million for the comparable period in 2003, representing an increase of 3%.

Completed transactions in the second quarter of 2004 included: the restructuring and sale of Allegiance Telecom, Inc. to XO Communications, Inc.; the sale of assets of Atlantic Electric & Gas Ltd. to Scottish and Southern Energy plc; the merger of Informa Group plc with Taylor & Francis Group plc; and the acquisition of International Multifoods by J.M. Smucker Company.

Announced transactions in the second quarter of 2004 included Marsh & McClennan Companies, Inc.’s acquisition of Kroll Inc. and the buyback of a minority interest by the Cayzer Trust Company Limited.

“While the current improving economy has led to a decline in restructuring-related activity, more traditional M&A activity has begun to increase for us as well as for the market generally,” Scott L. Bok and Simon A. Borrows, Co-Presidents, commented.

Merchant Banking & Interest Income

The Firm earned $7.1 million in Merchant Banking & Interest Income in the second quarter of 2004 compared to $1.4 million in the second quarter of 2003, representing an increase of 407%. This increase is primarily due to unrealized principal investment gains in the Greenhill Capital Partners (GCP) portfolio, including the Firm’s proportionate share of the gain relating to the initial public offering of Global Signal Inc. (NYSE: GSL) in June, as well as the recognition of profit overrides associated with gains in the GCP portfolio.

In the first six months of 2004, the Company earned $11.1 million in Merchant Banking & Interest Income compared to $2.6 million in the first six months of 2003, an increase of 327%.

“We continue to see a good flow of investment opportunities while harvesting a number of successful investments made in recent years,” commented Robert H. Niehaus, Chairman of GCP.

Expenses

Operating Expenses

The following table sets forth information relating to our actual and pro forma operating expenses, which are reported net of reimbursements:

Actual and Pro Forma Operating
(unaudited)
(in millions)

	Three Months		Six Months Ended

	6/30/04	6/30/03	6/30/04	6/30/03

Actual Compensation & Benefit	$13.5	$6.3	$22.8	$11.0
% of Revenues	39%	17%	35%	20%
Pro Forma Compensation & Benefit	15.7	17.0	29.0	24.6
% of Revenues	45%	45%	45%	45%
Non-Compensation
Other Operating	5.0	3.8	9.2	7.1
Depreciation &	0.8	0.8	1.5	1.6

Total Non-Compensation	5.8	4.6	10.7	8.7
% of Revenues	17%	12%	17%	16%
Total Actual Operating	19.3	10.9	33.5	19.7
% of Revenues	55%	29%	52%	36%
Total Pro Forma Operating	21.5	21.6	39.7	33.3
% of Revenues	62%	57%	62%	61%

Compensation and Benefits

Our actual compensation and benefits expense in the second quarter of 2004 was $13.5 million and for the six months ended June 30, 2004 was $22.8 million. Our compensation and benefits expense for the period since completion of our IPO reflects a 45% ratio of compensation to revenues. One factor in determining compensation expense was the accounting impact of the introduction into our compensation packages of equity-related compensation in the form of restricted stock units.

The principal component of our operating expenses is compensation and benefits expense. Because we were a limited liability company prior to our IPO, payments for services rendered by our managing directors generally were accounted for as distributions of members’ capital or minority interest expense rather than as compensation expense. As a result, our pre-IPO compensation and benefits expense has not reflected a large portion of payments for services rendered by our managing directors and understates the expected operating costs to be incurred as a public company. As a corporation, we include all payments for services rendered by our managing directors in compensation and benefits expense.

On a pro forma basis, Total Compensation and Benefits Expense was $15.7 million in the second quarter of 2004 compared to $17.0 million in the second quarter of 2003, an 8% decrease. The pro forma analysis reflects a 45% ratio of compensation to revenues for the relevant periods.

For the six months ended June 30, 2004, on a pro forma basis, Total Compensation and Benefits Expense was $29.0 million compared to $24.6 million for the six months ended June 30, 2003, which represents an 18% increase. The pro forma analysis reflects a 45% ratio of compensation to revenues for the relevant periods.

Non-Compensation Expense

Our non-compensation expenses were $5.8 million in the second quarter of 2004, which compared to $4.6 million in the second quarter of 2003, representing an increase of 26%. The increase is related principally to increases in rent expense of $0.4 million, recruiting expenses of $0.4 million and expenses associated with operating as a public entity of $0.3 million.

For the first six months of 2004, our non-compensation expenses were $10.7 million, which compared to $8.7 million in the first six months of 2004, representing an increase of 23%.

Non-compensation expense as a percentage of revenue in the three months and six months ended June 30, 2004 were 17% and 17%, respectively. This compares to 12% and 16% for the three months and six months ended June 30, 2003, respectively. The increase in these expenses as a percentage of revenue is principally related to increases in rent from new office space and the costs of being a public company.

Provision for Income Taxes

As a limited liability company, Greenhill was not subject to U.S. federal or state income taxes and its U.K. controlled affiliate Greenhill & Co. International LLP, as a limited liability partnership, was generally not subject to U.K. income taxes. As of completion of our IPO in May 2004, we are subject to federal, foreign and state corporate income taxes.

The Provision for Taxes in the second quarter of 2004 was $5.6 million. On a pro forma basis, assuming a tax rate of 42% for the full period, our Provision for Taxes would be $5.6 million. This compares to a pro forma Provision for Taxes in the second quarter of 2003 on a similar basis of $6.8 million, which represents an 18% decrease.

For the six months ended June 30, 2004, on a pro forma basis assuming a tax rate of 42% for the full period, our Provision for Taxes was $10.4 million compared to pro forma provision for taxes of $8.9 million for the six months ended June 30, 2003, which represents a 17% increase.

Liquidity and Capital Resources

Our cash balance was $85.6 million as of June 30, 2004, and we have no debt. Our shareholders’ equity as of June 30, 2004 was $109.4 million.

We had total commitments (not reflected on our balance sheet) relating to future principal investments in Greenhill Capital Partners of $20.3 million as of June 30, 2004. Subsequently, on July 1, 2004, we funded $6.8 million of this amount as part of a capital call from Greenhill Capital Partners to fund several pending investments, which reduced our cash balance and remaining commitments. Further capital calls may be made at any time through June 2005, depending on the timing and level of investments by GCP, although we do not expect these commitments to be drawn in full.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.08 per share to be paid on September 14, 2004 to common stockholders of record on August 19, 2004.

Greenhill & Co., Inc. is an independent investment banking firm that (i) provides financial advice on significant mergers, acquisitions, restructurings and similar corporate finance matters and (ii) manages merchant banking funds and commits capital to those funds. Greenhill acts for clients located throughout the world from offices in New York, London and Frankfurt.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Registration Statement on Form S-1 (Commission file number 333-113526) under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues
Financial advisory fees	$27,801,947	$36,391,860	$53,339,242	$51,962,502
Merchant banking revenue	6,878,759	1,218,929	10,886,486	2,410,788
Interest income	172,438	224,837	192,941	251,357

Total Revenues	34,853,144	37,835,626	64,418,669	54,624,647

Expenses
Compensation and benefits	13,519,168	6,310,369	22,755,368	10,987,616
Occupancy and equipment rental	1,477,520	1,017,778	2,831,872	2,081,576
Depreciation and amortization	759,488	817,010	1,531,550	1,627,773
Information services	664,738	689,769	1,425,301	1,302,927
Professional fees	563,271	480,074	847,779	684,352
Travel related expenses	802,969	810,259	1,696,168	1,531,736
Other operating expenses	1,538,349	765,507	2,443,918	1,518,915

Total Expenses	19,325,503	10,890,766	33,531,956	19,734,895

Income before Tax and Minority Interest	15,527,641	26,944,860	30,886,713	34,889,752
Minority interest in net income of subsidiary	2,092,353	8,514,231	6,487,050	10,645,603

Income before Tax	13,435,288	18,430,629	24,399,663	24,244,149
Provision for taxes	5,626,649	1,054,552	6,110,951	1,270,401

Net Income	$7,808,639	$17,376,077	$18,288,712	$22,973,748

Average common shares outstanding:
Basic	28,494,540		26,758,276
Diluted	28,537,025		26,800,762
Earnings per share:
Basic	$0.27		$0.68
Diluted	$0.27		$0.68

Pro forma average common shares outstanding:
Basic	28,494,540	25,000,000	26,758,276	25,000,000
Diluted	28,537,025	25,000,000	26,800,762	25,000,000
Pro forma earnings per share:
Basic	$0.27	$0.38	$0.53	$0.49
Diluted	$0.27	$0.38	$0.53	$0.49

See Notes to the Pro Forma Condensed Consolidated Statement of Income

Greenhill & Co., Inc. and Subsidiaries
Pro Forma Condensed Consolidated Statements of Income (Unaudited)

		Pro Forma Three Months Ended June 30,		Pro Forma Six Months Ended June 30,
	(a)	2004	2003	2004	2003

		(in thousands except per share data)

Total revenues		$34,853	$37,836	$64,419	$54,625

Compensation and benefits	(b)	15,684	17,026	28,989	24,581
Other expenses		5,806	4,580	10,777	8,747

Total expenses		21,490	21,606	39,766	33,328

Income before tax and minority interest		13,363	16,230	24,653	21,297
Minority interest in net income of subsidiary	(c)	-	-	-	-
Income before tax		13,363	16,230	24,653	21,297
Provision for taxes	(d)	5,612	6,817	10,354	8,945

Net income		$7,751	$9,413	$14,299	$12,352

Pro forma average common shares outstanding:	(e)
Basic		28,494,540	25,000,000	26,758,276	25,000,000
Diluted		28,537,025	25,000,000	26,800,762	25,000,000
Pro forma earnings per share:
Basic		$0.27	$0.38	$0.53	$0.49
Diluted		$0.27	$0.38	$0.53	$0.49

See Notes to the Pro Forma Condensed Consolidated Statement of Income

Notes to the Pro Forma Condensed Consolidated Statement of Income

(a)	Prior to the initial public offering we were a limited liability company and our historical earnings did not fully reflect the compensation expense we expect to pay our managing directors or taxes that we expect to pay as a public corporation. Additionally, a portion of our earnings attributable to our European operations was recorded as minority interest. We believe that the pro forma results, which increase compensation expense and tax expense to amounts we expect to pay as a corporation and eliminate the minority interest, more accurately depict our results as a public company.

(b)

Because the Firm had been a limited liability company prior to IPO, payments for services rendered by managing directors generally had been accounted for as distributions of members’ capital rather than as compensation expense. As a corporation, the Firm includes all payments for services rendered by managing directors in compensation and benefits expense.

Compensation and benefits expense, reflecting the Firm’s conversion to corporate form, will consist of cash compensation and non-cash compensation related to the restricted stock units awarded to employees at the time of the Firm’s initial public offering consummated on May 11, 2004, as well as any additional restricted stock units awarded in the future. It is the Firm’s policy that total compensation and benefits, including that payable to the managing directors, will not exceed 50% of total revenues each year (although the Firm retains the ability to change this policy in the future). Adjustments to increase compensation expense for the three months ended June 30, 2004 and 2003 of $2.2 million and $10.7 million, respectively, have been made to record total compensation and benefits expense at 45% of total revenues. Adjustments to increase compensation expense for the six months ended June 30, 2004 and 2003 of $6.2 million and $13.6 million, respectively, have been made to record total compensation and benefits expense at 45% of total revenues.

(c)	For the three months ended June 30, 2004 and 2003, historical income before tax has been increased by $2.1 million and $8.5 million, respectively, to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International. For the six months ended June 30, 2004 and 2003, historical income before tax has been increased by $6.5 million and $10.6 million, respectively, to reflect the elimination on a pro forma basis of minority interests held by the European managing directors in Greenhill & Co. International.

(d)	As a limited liability company, the Firm was generally not subject to income taxes except in foreign and local jurisdictions. For the three months ended June 30, 2004 and 2003, adjustments of $0.0 million and $5.8 million, respectively, have been made to adjust the Firm’s effective tax rate to 42.0%, reflecting assumed federal, foreign, state and local income taxes as a corporation. For the six months ended June 30, 2004 and 2003, adjustments of $4.2 million and $7.7 million, respectively, have been made to increase the Firm’s effective tax rate to 42.0%, reflecting assumed federal, foreign, state and local income taxes as a corporation.

(e)	For 2004 the actual and pro forma numbers of common shares outstanding give effect to (i) 25,000,000 shares issued in connection with the reorganization of the Firm in conjunction with the initial public offering as if it occurred on January 1, 2004 and (ii) the weighted average of the 5,750,000 shares and the common stock equivalents issued in conjunction with the initial public offering. For 2003 the pro forma number of common shares outstanding gives effect to the shares issued in connection with the reorganization of the Firm as if it occurred on January 1, 2003.